Exhibit  3.7

                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          KELLEY OIL & GAS CORPORATION

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             Pursuant to Section 242 of the General Corporation Law
                            of the State of Delaware

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        Kelley Oil & Gas Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

        1. The original Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on September 20, 1994, and a Certificate of Amendment thereto was filed in the office of the Secretary of State of the State of Delaware on December 20, 1994.

        2. At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring the amendment to be advisable and directing that it be submitted to the stockholders of the Corporation for consideration. The resolution setting forth the proposed amendment is as follows:

        RESOLVED that the Certificate of Incorporation of the Corporation be amended by (I) deleting the word "not" from the third line of Article 7 and (ii) changing the first paragraph of Article 4 thereof to be and read in its entirely as follows:

               "4. NUMBER AND DESIGNATION OF SHARES. The total number of shares of capital stock that the Corporation shall have the authority to issue is Two-Hundred-Twenty Million (220,000,000) shares, which shall be divided into two classes as follows: Two-Hundred Million (200,000,000) shares of Common Stock, $.01 par value ("Common Stock"), and Twenty Million (20,000,000) shares of Preferred Stock, $1.50 par value ("Preferred Stock"). The powers, designations, preferences, rights and qualifications, limitations or restrictions of the Common Stock and the Preferred Stock are set forth below."

        3. The holders of the Corporation's capital stock representing more than 50% of the outstanding Common Stock of the Corporation and more than 50% of the total voting power of the Corporation consented in writing to the adoption of the foregoing amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware. A written notice of the action of the stockholders by written consent shall be given in accordance with Section 228(d) of the General Corporation Law of the State of Delaware.

        4. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Kelley Oil & Gas Corporation has caused this Certificate to be signed by its Senior Vice President as of this 29th day of April, 1996.

                                            /s/ WILLIAM C. RANKIN
                                                William C. Rankin
                                                Senior Vice President